Exhibit 99.1
NEWS RELEASE	C2010-02
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – February 1, 2010	Page 1

DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER 2009
AND ANNUAL 2009 FINANCIAL RESULTS

KANSAS CITY, MO (February 1, 2010) – Consolidated net income for DST Systems, Inc. (NYSE: DST) was $58.8 million ($1.18 per diluted share) for fourth quarter 2009 compared to $70.6 million ($1.41 per diluted share) for fourth quarter 2008.  Consolidated net income for the year ended December 31, 2009 was $241.6 million ($4.84 per diluted share) compared to $242.9 million ($4.21 per diluted share) for the year ended December 31, 2008.  Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $45.8 million ($0.92 per diluted share) for fourth quarter 2009 compared to $51.6 million ($1.03 per diluted share) for fourth quarter 2008, and $179.4 million ($3.59 per diluted share) for the year ended December 31, 2009 compared to $213.7 million ($3.71 per diluted share) for the year ended December 31, 2008.

Fourth quarter 2009 financial and operational highlights were as follows:

•
Consolidated operating revenues (excluding out-of-pocket reimbursements) decreased $4.2 million or 1.0% to $399.7 million as compared to fourth quarter 2008.  Financial Services operating revenues were $6.5 million or 2.3% higher in fourth quarter 2009 as compared to fourth quarter 2008 as $25.5 million of net incremental revenues resulting from both the consolidation of Argus Health Systems, Inc. (“Argus”) and a full quarter of BlueDoor Technologies, Pty. Ltd. (“BlueDoor”) acquired on November 14, 2008 were partially offset by lower DST Health Solutions professional services revenues, mutual fund shareowner processing service revenues, international professional services revenue and AWD software license revenues.  Output Solutions operating revenues declined $8.1 million or 6.4% reflecting lower revenue per unit (packages and images) processed during fourth quarter 2009 as compared to 2008.

•
Total mutual fund shareowner accounts serviced at December 31, 2009 increased 800,000 accounts or 0.7% from September 30, 2009 to 121.1 million accounts.  Registered accounts and subaccounts serviced at December 31, 2009 were 109.9 million and 11.2 million, respectively.

•
Consolidated income from operations decreased $31.4 million or 31.3% to $68.8 million as compared to fourth quarter 2008.  Taking into account a non-GAAP adjustment in fourth quarter 2008, income from operations decreased $30.2 million or 30.5% as compared to fourth quarter 2008.  Financial Services income from operations decreased $25.0 million during fourth quarter 2009 as compared to fourth quarter 2008.  Excluding incremental revenues from the consolidation of Argus and acquisition of BlueDoor, operating revenues for Financial Services decreased $19.0 million in fourth quarter 2009.  Argus and BlueDoor had minimal effect on

FOR IMMEDIATE RELEASE – February 1, 2010	Page 2

operating income during fourth quarter 2009.  Lower operating revenues from other financial services operations had a negative impact on operating income during fourth quarter 2009.  Software license revenues declined $3.3 million, which has a direct impact on operating income.  Also contributing to the decline in operating income during fourth quarter 2009 were increased deferred compensation costs of approximately $8.6 million (the effect of which is offset as unrealized appreciation on trading securities in other income, net), software impairments of approximately $2.5 million and severance costs of $1.9 million incurred in international operations and higher other employer benefit related costs.  Output Solutions income from operations decreased approximately $5.5 million during fourth quarter 2009 primarily from lower operating revenue per unit.

•
Equity in earnings of unconsolidated affiliates increased $7.9 million or 146.3% to $13.3 million as compared to fourth quarter 2008 attributable to higher equity in earnings of IFDS and BFDS, including a $4.5 million equity method investment gain at IFDS which has been treated as a non-GAAP adjustment.  Taking into account this non-GAAP adjustment, equity in earnings increased $3.4 million or 63.0% as compared to fourth quarter 2008 from higher revenues at IFDS and improvements in operations at both BFDS and IFDS.

•
Other income, net had $24.5 million of income in fourth quarter 2009 as compared to $11.4 million of expense in fourth quarter 2008, an increase of $35.9 million primarily from net gains from the sale of securities.  Taking into account certain non-GAAP adjustments affecting both fourth quarter 2009 and 2008 results, other income was $3.1 million in fourth quarter 2009, an increase of $4.9 million as compared to fourth quarter 2008.  On this basis, the increase in other income as compared to fourth quarter 2008 is derived from increased unrealized appreciation on trading securities (the effect of which is offset as increased deferred compensation costs included in costs and expenses in the Financial Services Segment).  Dividend income during fourth quarter 2009 decreased $3.4 million as compared to fourth quarter 2008 primarily from a $2.4 million decline in dividend income from State Street Corporation (“State Street”) lowering its quarterly dividend rate to $0.01 per share in first quarter 2009.

The components of other income (expense), net are as follows (in millions):

	Three Months Ended
	December 31,
	2009	2008

Adjusted non-GAAP other income, net	$3.1	$(1.8)

Net gains (losses) on securities and other investments	21.4	(20.4)

Gain on extinguishment of senior convertible debentures		10.8

Reported GAAP other income (expense), net	$24.5	$(11.4)

The $21.4 million of net gains on securities and other investments for fourth quarter 2009 is comprised of net realized gains from sales of available-for-sale securities of $20.4 million (including $13.9 million of gains from the sale of approximately 2.7 million shares of Computershare Ltd.) and net gains on private equity funds and other investments of $1.5 million, and other than temporary impairments on available-for-sale securities and other investments of $500,000.

FOR IMMEDIATE RELEASE – February 1, 2010	Page 3

•
The Company’s income tax rate was 37.0% in fourth quarter 2009 as compared to 10.7% rate in fourth quarter 2008.  The fourth quarter 2008 was favorably impacted by a $24.6 million reduction in the Company’s liabilities for income tax uncertainties associated with the Company’s 2005 federal income tax return.  Taking into account non-GAAP adjustments in fourth quarter 2009 and 2008, the Company’s tax rate was 36.5% in fourth quarter 2009 as compared to 41.0% in fourth quarter 2008.

Senior convertible debentures activity during fourth quarter 2009 was as follows:

•
As previously announced, in October and November 2009, DST entered into separate privately negotiated exchange agreements under which it exchanged $257.0 million in aggregate principal of the Company’s outstanding 4.125% Series A senior convertible debentures due 2023 for an equal amount of 4.125% Series C senior convertible debentures due 2023.  The terms of the Series C senior convertible debentures are in most material respects substantially consistent with the terms of the Series A senior convertible debentures, with two differences being that the Series C debenture holders do not have the option to require the Company to purchase the debentures until August 15, 2014 and the Company has the right to redeem the Series C debentures beginning August 15, 2013.  The Company incurred financing costs of approximately $4.7 million related to these exchange transactions in fourth quarter 2009, which has been treated as a non-GAAP adjustment to interest expense.

Share-related activity during fourth quarter 2009 was as follows:

•
The Company had 49.2 million shares of common stock outstanding at December 31, 2009.  During fourth quarter 2009, the Company used cash proceeds from stock option exercises and related income tax benefits to repurchase 95,000 shares of DST common stock for $4.1 million or approximately $43.16 per share.  At December 31, 2009, there were approximately 2.3 million shares remaining under the existing share repurchase authorization plan.

In connection with the vesting of approximately 1.6 million shares of restricted stock in November 2009, the Company retained 557,000 vested shares in settlement of tax-withholding obligations of its employees.

•
Diluted shares outstanding for fourth quarter 2009 were 49.8 million shares, a decrease of 300,000 shares or 0.6% from fourth quarter 2008, and a decrease of 400,000 shares or 0.8% from third quarter 2009.  The decrease from fourth quarter 2008 and third quarter 2009 is primarily attributable to shares repurchased in 2009.

•
Total stock options and restricted stock (“equity units”) outstanding at December 31, 2009 were 7.6 million, of which 6.6 million were stock options and 1.0 million were restricted stock.  Equity units decreased 500,000 units or 6.2% from September 30, 2009 and decreased 900,000 units or 10.6% from December 31, 2008.  The decrease in equity units in fourth quarter 2009 is attributable to the vesting of 1.6 million restricted shares in November 2009 and the exercise or expiration of 200,000 stock options, partially offset by a new stock option grant on December 14, 2009 of 1.3 million stock options at an exercise price of $43.83 per share that will vest over a three year period.

FOR IMMEDIATE RELEASE – February 1, 2010	Page 4

Workforce Reduction

On January 29, 2010, DST began implementation of a plan to reduce its workforce during 2010.  This plan was necessitated by the extended economic downturn which has negatively impacted the financial services industry.  The plan will result in a reduction of approximately 7% of the employee workforce, affecting all DST domestic and international business units.  The Company anticipates a reduction in annual pre-tax operating costs of approximately $67 million as a result of the reduction.  The reduction in workforce is part of the Company’s ongoing cost management initiatives which have included a general freeze on hiring and management salaries, and other controls over operating expenses.

As a result of this workforce reduction, the Company anticipates a pre-tax charge in 2010 of approximately $21 million in connection with its payment of related termination benefits.  Approximately $18 million in pre-tax charges will occur in the first half of 2010, with the remaining charges occurring throughout the remainder of 2010.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.  Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

FOR IMMEDIATE RELEASE – February 1, 2010	Page 5

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment excluding out-of-pocket reimbursements (“OOP”) for fourth quarter 2009 increased $6.5 million or 2.3% to $283.5 million as compared to fourth quarter 2008.  Absent $25.5 million of net incremental operating revenues resulting from both the consolidation of Argus and a full quarter of BlueDoor, Financial Services operating revenues decreased $19.0 million or 7.0% during fourth quarter 2009 as compared to the same period in 2008.  On this basis, the decrease in Financial Services operating revenues is attributable to lower volumes of DST Health Solutions professional services revenues, lower mutual fund shareowner processing service revenues, lower volumes of international professional services and lower AWD software license revenues.

The decrease in DST Health Solutions professional services is attributable to lower client demand for professional services, the expiration of a client processing agreement in July 2009 and from the timing of certain client consulting projects.  The net decrease in mutual fund shareowner processing service revenues resulted from lower levels of registered accounts serviced, which were partially offset by higher levels of subaccounts serviced.  Professional services provided to international financial services clients decreased from continued lower demand for these services, partially offset by changes in foreign currency exchange rates which increased operating revenues by approximately $4.2 million.  The decline in AWD software license fees is primarily attributable to lower client demand in 2009.

The following table summarizes mutual fund shareowner accounts serviced (in millions):

	December 31,	September 30,	December 31,
	2009	2009	2008

Registered accounts:
Non tax-advantaged	63.6	63.4	65.4
Tax-advantaged	46.3	46.3	45.8
	109.9	109.7	111.2

Subaccounts	11.2	10.6	8.9
Total	121.1	120.3	120.1

Registered accounts serviced increased 200,000 accounts or 0.2% from the comparable amount at September 30, 2009, comprised of net increases in existing client accounts of 600,000 and new client conversions of 300,000 accounts, partially offset by conversions to non-DST subaccounting platforms of 500,000 accounts and conversions to DST’s subaccounting platform of 200,000 accounts.  Tax-advantaged accounts were 46.3 million at December 31, 2009, unchanged as compared to September 30, 2009.  Tax-advantaged accounts represent 42.1% of total registered accounts serviced at December 31, 2009 as compared to 41.2% at December 31, 2008.

Subaccounts serviced were 11.2 million at December 31, 2009, an increase of 600,000 subaccounts as compared to September 30, 2009.  Increases in existing client subaccounts of 300,000, conversions of

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200,000 registered accounts from TA2000 and new client conversions of 100,000 subaccounts comprise the increase. The Company received new client commitments during fourth quarter 2009 representing approximately 100,000 registered accounts which are expected to be converted to TA2000 in third quarter 2010.  In addition, the Company had previously announced client commitments of approximately 500,000 registered accounts that are expected to be converted in mid 2010.  An existing client has notified DST of its intention to convert 1.0 million registered accounts to TA2000 during mid 2010.  The Company also expects 10.3 million registered accounts will convert to subaccounting platforms during 2010 of which 4.0 million accounts will convert to TA2000 Subaccounting.

The Company’s subaccounting clients have indicated they plan to convert a total of 2.1 million new subaccounts to TA2000 Subaccounting from non-DST platforms during 2010, including a previously announced conversion of 1.2 million accounts, based on current levels.  The Company received notification during fourth quarter 2009 from an existing subaccounting client that it intends to terminate its processing agreement with DST and intends to convert approximately 600,000 subaccounts to non-DST subaccounting platforms in third quarter 2010.  As previously announced, a subaccounting client is expected to convert 5.0 million subaccounts to non-DST subaccounting platforms in mid 2010.

The following table (in millions) presents mutual fund shareowner accounts at December 31, 2009 and summarizes the 2010 conversion activities described above (and without taking into account any other changes in accounts serviced during 2010) to arrive at an estimated total accounts at December 31, 2010.

	Registered Accounts	Subaccounts	Total Accounts

Balance at December 31, 2009	109.9	11.2	121.1

New client Conversions	1.6	2.1	3.7

Transfers to DST Subaccounting	(4.0)	4.0

Conversions to non-DST Platforms	(6.3)	(5.6)	(11.9)

Estimated balance at December 31, 2010	101.2	11.7	112.9

The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company’s estimates.

Defined contribution (“DC”) participants were 4.2 million at December 31, 2009, an increase of 700,000 participants or 20.0% from September 30, 2009 and an increase of 500,000 participants or 13.5% from December 31, 2008.  The increase in participants from third quarter 2009 is primarily from conversions of new participants.  As previously reported, the Company has new client commitments for approximately 500,000 new participants which are expected to convert in fourth quarter 2010.

Pharmacy claims paid by Argus during fourth quarter 2009 were 96.9 million, an increase of 3.4 million claims or 3.6% as compared to third quarter 2009.

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Financial Services segment software license fee revenues are derived principally from DST Global Solutions (investment management), DST Health Solutions (medical claims processing) and AWD (business process management - BPM).  Operating revenues include approximately $10.4 million of software license fee revenues for fourth quarter 2009, a decrease of $3.3 million or 24.1% over the same period in 2008.  The decrease is primarily due to lower AWD software license fee revenues.  While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Costs and expenses for fourth quarter 2009 were $208.3 million, an increase of $23.0 million or 12.4% from the same period in 2008.  Reimbursable operating costs were $12.7 million and $18.3 million during fourth quarter 2009 and 2008, respectively.  Incremental costs and expenses during fourth quarter 2009 attributable to the consolidation of Argus and the acquisition of BlueDoor were approximately $24.2 million.  Excluding reimbursable operating costs during fourth quarter 2009 and 2008 and incremental costs associated with Argus and BlueDoor during fourth quarter 2009, costs and expenses increased $4.4 million or 2.6% during fourth quarter 2009 to $170.5 million.  On this basis, and after excluding the higher deferred compensation costs of $8.6 million as previously mentioned, costs and expenses decreased $4.2 million or 2.5% during fourth quarter 2009 to $162.9 million.  The decrease in costs and expenses is primarily attributable to lower compensation and benefit related costs from lower staffing levels, lower incentive compensation accruals and lower travel related costs, partially offset by severance costs of $1.9 million incurred in international operations, higher welfare and other employer benefit related costs and higher costs from foreign currency exchange effects between the U.S. Dollar and other currencies of approximately $4.5 million.
Depreciation and amortization expense for fourth quarter 2009 was $22.8 million, an increase of $2.9 million as compared to fourth quarter 2008.  Incremental depreciation and amortization costs attributable to the consolidation of Argus and the acquisition of BlueDoor were $2.3 million.  In addition, a $2.5 million impairment of internally developed software was recorded and costs associated with foreign currency exchange effects between the U.S. Dollar and other currencies increased by approximately $400,000.  The increase was partially offset by lower depreciation from certain assets becoming fully depreciated in 2009 and from the Company’s use of accelerated depreciation methods.

Financial Services segment income from operations for fourth quarter 2009 totaled $65.1 million as compared to $90.1 million in fourth quarter 2008, a decrease of $25.0 million or 27.7%.  $8.6 million of this decrease is attributable to an increase in deferred compensation costs.  Other significant factors were the $2.5 million software impairment, severance costs incurred in the international operations, $3.3 million of lower software license revenues and lower operating revenues.  Operating margin for fourth quarter 2009 was 23.0% as compared to 32.5% for fourth quarter 2008.  Excluding the effect of the deferred compensation costs described above, operating margin would have been 23.3% for fourth quarter 2009 as compared to 29.8% for fourth quarter 2008.  Losses from international operations, lower software license revenues, lower contributions from mutual fund shareowner processing and the consolidation of Argus are the primary reasons for the decline in operating margin.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for fourth quarter 2009 were $117.5 million, a decrease of $8.1 million or 6.4% as compared to fourth quarter 2008 resulting from lower revenue per unit (packages and images) during fourth quarter 2009 as compared to 2008.  The decrease in revenue per unit is attributable to higher relative volumes from clients with lower unit

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pricing.  Foreign currency exchange effects of approximately $1.6 million between the U.S. Dollar and both the British Pound and Canadian Dollar partially offset the decrease in revenues.  Out-of-pocket reimbursements decreased $2.1 million or 1.5% in fourth quarter 2009 to $140.0 million.

Items mailed during fourth quarter 2009 were 596.7 million, an increase of 6.3% as compared to the same period in 2008.  Images produced during fourth quarter 2009 were 3.3 billion, an increase of 10.0% as compared to fourth quarter 2008.  The increase in items mailed and images produced is primarily due to new client volumes, partially offset by lower volumes from existing clients.

During fourth quarter 2009, Output Solutions received three new client commitments representing, when fully transitioned, approximately 69 million of aggregate packages annually, based on current volume levels.  Full conversion activities related to these new clients is expected to be completed during the first half of 2010.

Costs and expenses for fourth quarter 2009 were $243.0 million, a decrease of $6.6 million or 2.6% from the same period in 2008.  Excluding reimbursable operating costs of $140.0 million in fourth quarter 2009 and $142.1 million in fourth quarter 2008, costs and expenses decreased $4.5 million or 4.2% to $103.0 million.  Lower material and leased equipment costs were partially offset by higher welfare benefit and other personnel related costs and higher costs related to the effect of foreign currency exchange rates of approximately $1.1 million.  Depreciation and amortization increased $1.9 million as compared to fourth quarter 2008 attributable to increased depreciation from additional equipment to support new client requirements, expanded postal processing offerings and from foreign currency exchange effects of approximately $200,000.

Output Solutions segment income from operations for fourth quarter 2009 totaled $2.6 million, a decrease of $5.5 million or 67.9% as compared to fourth quarter 2008, primarily from lower revenues and increased depreciation costs from equipment purchased to support new client requirements.  Operating margin for fourth quarter 2009 was 2.2% as compared to 6.4% for fourth quarter 2008.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income, were $14.4 million for fourth quarter 2009, a decrease of $1.2 million from fourth quarter 2008 primarily due to lower rental activities.  Income from operations for fourth quarter 2009 was $3.0 million, an increase of $200,000 from fourth quarter 2008.  The increase is attributable to lower operating costs.

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Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended		Year Ended*
	December 31,		December 31,
	2009	2008	2009	2008
BFDS	$3.1	$1.2	$12.1	$16.4
IFDS	5.1	3.1	15.6	16.4
Argus		0.3	(1.5)	0.7
Other	0.6	0.8	6.6	1.2
	$8.8	$5.4	$32.8	$34.7

* Equity in losses of Argus is for the period January 1, 2009 through March 31, 2009.

DST’s equity in BFDS earnings for fourth quarter 2009 increased $1.9 million as compared to fourth quarter 2008 primarily from lower shareowner servicing costs and lower income taxes, partially offset by lower investment earnings, higher bank fees and lease abandonment costs incurred in fourth quarter 2009 associated with consolidating operational facilities.  BFDS derives investment earnings related to cash balances maintained on behalf of customers.  Average daily balances invested by BFDS were $950 million during fourth quarter 2009, essentially unchanged from fourth quarter 2008.  Average interest rates earned on the balances declined from 0.55% in fourth quarter 2008 to 0.12% in fourth quarter 2009.  The aggregate effect of these fluctuations resulted in an approximate $1.0 million decline in interest earnings by BFDS, which resulted in a decrease in DST’s equity in earnings of BFDS of $300,000.

DST’s equity in IFDS earnings for fourth quarter 2009 increased $2.0 million as compared to fourth quarter 2008.  The increase in equity in earnings is primarily attributable to higher shareowner processing revenue at IFDS U.K. from higher accounts processed and increased operating efficiencies.  Shareowner accounts serviced by IFDS U.K. were 6.6 million at December 31, 2009, an increase of 100,000 accounts from September 30, 2009 and an increase of 700,000 accounts from December 31, 2008.  Shareowner accounts serviced by IFDS Canada were 10.2 million at December 31, 2009, a decrease of 300,000 accounts from September 30, 2009 and a decrease of 400,000 accounts from December 31, 2008.

As previously announced, DST acquired the remaining 50% equity interest in Argus on March 31, 2009 and no longer records equity in earnings of Argus, but consolidates Argus’ results into DST’s consolidated financial statements.

Other income, net

Other income (expense), net during fourth quarter 2009 increased $4.9 million to $3.1 million as compared to $1.8 million of expense in fourth quarter 2008.  The increase in other income is attributable to increased unrealized appreciation on trading securities (the effect of which is offset as increased deferred compensation costs included in costs and expenses in the Financial Services Segment) and

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lower accounts receivable securitization program costs, partially offset by a $3.4 million decline in dividend income (principally from State Street).  State Street reduced its quarterly dividend in 2009 to $0.01 per share as compared to $0.24 per share in 2008 and this action resulted in approximately $2.4 million of lower dividend income from State Street during fourth quarter 2009.  In addition, dividend income from other available-for-sale securities declined approximately $1.0 million.

Interest expense

Interest expense was $8.6 million for fourth quarter 2009, a decrease of $6.5 million from fourth quarter 2008, primarily from lower average debt balances and lower average interest rates.

Income taxes

The Company’s tax rate was 36.5% for fourth quarter 2009, a decrease of 4.5% from fourth quarter 2008.  Higher valuation allowances for international loss carry forwards were recorded in fourth quarter 2008 as compared to fourth quarter 2009.  In addition, the Company had increased recognition of foreign tax credits and research and experimentation credits in fourth quarter 2009.  The Company expects its tax rate to be 35.9% in 2010, but this rate will likely vary on a quarterly basis between 35.0% and 36.5% depending on the timing of estimated 2010 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

Accounting Standards

Earnings Per Share – Participating Securities

On January 1, 2009 DST adopted new accounting guidance related to share-based payment transactions.  Under this guidance, certain share-based payment awards that allow holders to receive dividends before they vest should be treated as participating securities.  Although unvested share-based payment awards with nonforfeitable rights to dividends have typically been included in the calculation of diluted EPS using the treasury stock method, these awards are now included in the calculation of basic EPS using the two-class method.  Because DST’s restricted stock awards granted prior to 2009 allowed holders the right to receive cash dividends, if any, on a 1:1 basis, DST was required to treat these awards as participating securities.  DST applied this guidance retrospectively to all periods prior to 2009 which resulted in increases in previously reported average common and diluted shares outstanding.  The increase in average common and diluted shares outstanding reduced previously reported basic and diluted earnings per share in those prior periods.  A comparison of diluted earnings per share as previously reported and as retrospectively restated is presented in the following table.

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	As previously reported	As retrospectively restated
For the three months ended March 31, 2008	$1.12	$1.10

For the three months ended June 30, 2008	0.86	0.85
For the six months ended June 30, 2008	2.00	1.96

For the three months ended September 30, 2008	0.91	0.90
For the nine months ended September 30, 2008	2.91	2.86

For the three months ended December 31, 2008	1.43	1.41
For the year ended December 31, 2008	4.28	4.21

Accounting for Transfers of Financial Assets

In June 2009, the FASB issued new authoritative accounting guidance related to transfers of financial assets.  This guidance changes the accounting for securitizations of mortgages and other financial instruments and the consolidation requirements for qualifying special-purpose entities (“QSPE”).  DST will be required to adopt this guidance on January 1, 2010.  DST currently believes that the adoption of this new authoritative accounting guidance will require transferred accounts receivable to be reflected as assets of the Company and the proceeds received from such transfers being reflected as debt on the balance sheet on January 1, 2010.  At December 31, 2009, this amount was $125.0 million.  DST continues to evaluate this new guidance and the impact it may have on the consolidated financial statements.

Earnings Per Share Proposed Accounting Standard

In August 2008, the FASB issued a revised exposure draft, that would amend current earnings per share accounting guidance  to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares.  The final statement has yet to be issued.  In April 2009, the FASB decided to pause the earnings per share project.  DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the convertible debentures issued in August 2003 in calculating diluted earnings per share.  The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures.  The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock.  Under this “if converted” method, GAAP diluted earnings per share would have been $1.06 and $1.15 (versus GAAP reported earnings of $1.18 and $1.41) for the three months ended December 31, 2009 and 2008, respectively, and $4.15 and $3.68 (versus GAAP reported earnings of $4.84 and $4.21) for the year ended December 31, 2009 and 2008, respectively.  The above information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft.  DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

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The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *

The information and comments in this press release may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.

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DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating revenues	$399.7	$403.9	$1,595.4	$1,675.5
Out-of-pocket reimbursements	151.6	160.4	622.5	609.9

Total revenues	551.3	564.3	2,217.9	2,285.4

Costs and expenses	445.9	432.6	1,813.2	1,813.6
Depreciation and amortization	36.6	31.5	130.4	125.3

Income from operations	68.8	100.2	274.3	346.5

Interest expense	(13.3)	(15.1)	(42.2)	(55.4)
Other income (expense), net	24.5	(11.4)	85.1	(15.5)
Equity in earnings of unconsolidated affiliates	13.3	5.4	37.3	34.7

Income before income taxes	93.3	79.1	354.5	310.3
Income taxes	34.5	8.5	112.9	67.4

Net income	$58.8	$70.6	$241.6	$242.9

Average common shares outstanding	49.4	49.7	49.6	53.6
Average diluted shares outstanding	49.8	50.1	50.0	57.7

Basic earnings per share	$1.19	$1.42	$4.87	$4.53
Diluted earnings per share	$1.18	$1.41	$4.84	$4.21

FOR IMMEDIATE RELEASE – February 1, 2010	Page 14

DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Financial Services
Operating	$283.5	$277.0	$1,115.2	$1,142.7
OOP reimbursements	12.7	18.3	54.3	72.6
	$296.2	$295.3	$1,169.5	$1,215.3

Output Solutions
Operating	$117.5	$125.6	$482.3	$528.2
OOP reimbursements	140.0	142.1	571.5	537.2
	$257.5	$267.7	$1,053.8	$1,065.4

Investments and Other
Operating	$14.4	$15.6	$59.4	$61.8
OOP reimbursements	0.3	0.3	0.7	0.7
	$14.7	$15.9	$60.1	$62.5

Eliminations
Operating	$(15.7)	$(14.3)	$(61.5)	$(57.2)
OOP reimbursements	(1.4)	(0.3)	(4.0)	(0.6)
	$(17.1)	$(14.6)	$(65.5)	$(57.8)

Total Revenues
Operating	$399.7	$403.9	$1,595.4	$1,675.5
OOP reimbursements	151.6	160.4	622.5	609.9
	$551.3	$564.3	$2,217.9	$2,285.4

FOR IMMEDIATE RELEASE – February 1, 2010	Page 15

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Income from operations
Financial Services	$65.1	$90.1	$248.6	$304.0
Output Solutions	2.6	8.1	22.7	36.7
Investments and Other	3.0	4.0	10.7	13.4
Elimination Adjustments	(1.9)	(2.0)	(7.7)	(7.6)
	$68.8	$100.2	$274.3	$346.5

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	December 31,	December 31,
Selected Balance Sheet Information	2009	2008

Cash and cash equivalents	$106	$79
Debt	1,222	1,435

	Year Ended December 31,
Capital Expenditures, by Segment	2009	2008

Financial Services	$60	$54
Output Solutions	43	32
Investments and Other	15	34

FOR IMMEDIATE RELEASE – February 1, 2010	Page 16

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended December 31, 2009, have been treated as non-GAAP adjustments:

•
Interest expense, in the amount of $4.7 million, associated with financing costs from the convertible senior debenture exchange transactions completed in October and November 2009.  The income tax benefit associated with these financing costs was approximately $1.9 million.

•
Other net gains, in the amount of $21.4 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax expense associated with these gains was approximately $8.3 million.  The $21.4 million of net gains on securities and other investments for fourth quarter 2009 is comprised of net realized gains from sales of available-for-sale securities of $20.4 million and net gains on private equity funds and other investments of $1.5 million, and other than temporary impairments on available-for-sale securities and other investments of $500,000.

•
Increased equity in earnings of unconsolidated affiliates, in the amount of $4.5 million, associated with a gain on the change in equity interest of a subsidiary investment held by IFDS, L.P.  The income tax expense associated with this gain was approximately $1.8 million.  During fourth quarter 2009, an equity method investment held by IFDS, L.P. was consolidated requiring the existing equity interest held by IFDS, L.P. to be remeasured to fair value.  This remeasurement to fair value resulted in a $9 million gain being recorded by IFDS, L.P.

In addition to the items that occurred in the quarter ended December 31, 2009 as described above, the following items, which occurred during the nine months ended September 30, 2009, have been previously reported as non-GAAP adjustments:

•
Gain on equity interest in Argus, in the amount of $41.7 million, included in other income (expense), net associated with DST’s purchase of the remaining 50% interest of Argus on March 31, 2009 for $57.0 million in cash.  As required by generally accepted accounting principles, the Company adopted the new business combinations accounting guidance on January 1, 2009.  In accordance with the guidance, the acquisition of the remaining 50% of Argus was treated as a step acquisition.  Accordingly, DST remeasured its previously held equity interest in Argus to fair value and recorded a $41.7 million gain.  In addition, the Company recorded an income tax benefit associated with this transaction of approximately $900,000 related to the elimination of deferred tax liabilities previously established for equity in earnings of Argus.  In accordance with income tax accounting guidance, no income taxes were recorded on the $41.7 million gain on equity interest in Argus.

FOR IMMEDIATE RELEASE – February 1, 2010	Page 17

•
Other net losses, in the amount of $4.2 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $1.4 million.  The $4.2 million of net losses on securities and other investments for the nine months ended September 30, 2009 is comprised of net realized gains from sales of available-for-sale securities of $25.9 million, net losses on private equity funds and other investments of $3.3 million and other than temporary impairments on available-for-sale securities and other investments of $26.8 million.

•
Gains in the amount of $5.9 million, associated with the repurchase and extinguishment of senior convertible debentures.  The income tax expense associated with these gains was approximately $2.2 million.

•
An income tax benefit of approximately $5.7 million resulting from a reduction in income tax related liabilities principally associated with the completion of an IRS examination in February 2009 for the tax years ended December 31, 2002 through 2005.

The following item, which occurred during the quarter ended December 31, 2008, has been treated as a non-GAAP adjustment:

•
Net pre-tax gain resulting from the sale of real property, in the amount of $1.2 million, which is included in Investments and Other Segment as a reduction to costs and expenses.  The income tax expense associated with this gain was approximately $0.5 million.

•
Other net losses, in the amount of $20.4 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $7.5 million.  The $20.4 million of net losses on securities and other investments for fourth quarter 2008 is comprised of other than temporary impairments on available-for-sale securities of $27.4 million, net unrealized losses on private equity funds and other investments of $13.5 million, and net realized gains from sales of available-for-sale securities of $20.5 million.  Included in the $20.5 million of net realized gains are $4.9 million of realized losses from sales of securities and a $25.4 million gain from the sale of approximately 730,000 shares of State Street Corporation.

•
Gains in the amount of $10.8 million, associated with the repurchase and extinguishment of senior convertible debentures.  The income tax expense associate with these gains was approximately $4.2 million.

•
An income tax benefit of approximately $24.6 million resulting from a reduction in the Company’s liabilities related to accounting for uncertainty in income taxes.  The decrease in income tax related liabilities is principally related to events occurring during fourth quarter 2008 that caused a change in the Company’s assessment of the probability that a tax position taken in its 2005 federal income tax return will be sustained and realized upon settlement.

In addition to the items that occurred in the quarter ended December 31, 2008 as described above, the following items, which occurred during the nine months ended September 30, 2008, have been previously reported as non-GAAP adjustments:

FOR IMMEDIATE RELEASE – February 1, 2010	Page 18

•
Other net losses, in the amount of $21.4 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $8.0 million.  The $21.4 million of net losses on securities and other investments for the nine months ended September 30, 2008 are comprised of net realized gains from sales of available-for-sale securities of $11.6 million, other than temporary impairments on available-for-sale securities of $25.7 million and net losses on private equity funds and other investments of $7.3 million.

•
An income tax benefit of approximately $23.6 million resulting from a reduction in the Company’s liabilities related to accounting for uncertainty in income taxes.  The decrease in income tax related liabilities is principally related to the resolution of an IRS examination matter that was resolved in DST’s favor.

FOR IMMEDIATE RELEASE – February 1, 2010	Page 19

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended December 31,
(Unaudited - in millions, except per share amounts)

	2009
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$68.8	$93.3	$58.8	$1.18

Adjusted to remove:
Included in non-operating income:

Financing costs associated with the convertible debenture
exchange transactions		4.7	2.8	0.05
Net gains on securities and other investments		(21.4)	(13.1)	(0.26)
Gain on change in equity interest of a subsidiary
investment held by an unconsolidated affiliate		(4.5)	(2.7)	(0.05)

Adjusted Non-GAAP income	$68.8	$72.1	$45.8	$0.92

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$100.2	$79.1	$70.6	$1.41

Adjusted to remove:
Included in operating income:

Gain on sale of real property - Investments and Other	(1.2)	(1.2)	(0.7)	(0.01)

Included in non-operating income:

Net losses on securities and other investments		20.4	12.9	0.26
Gain on extinguishment of senior convertible debentures		(10.8)	(6.6)	(0.14)
Reduction in income tax related liabilities			(24.6)	(0.49)

Adjusted Non-GAAP income	$99.0	$87.5	$51.6	$1.03

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – February 1, 2010	Page 20

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Year Ended December 31,
(Unaudited - in millions, except per share amounts)

	2009
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$274.3	$354.5	$241.6	$4.84

Adjusted to remove:
Included in non-operating income:

Financing costs associated with the convertible debenture
exchange transactions		4.7	2.8	0.05
Gain on equity interest in Argus Health Systems		(41.7)	(42.6)	(0.85)
Net gains on securities and other investments		(17.2)	(10.3)	(0.21)
Gain on extinguishment of senior convertible debentures		(5.9)	(3.7)	(0.07)
Gain on change in equity interest of a subsidiary
investment held by an unconsolidated affiliate		(4.5)	(2.7)	(0.05)
Reduction in income tax related liabilities			(5.7)	(0.12)

Adjusted Non-GAAP income	$274.3	$289.9	$179.4	$3.59

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$346.5	$310.3	$242.9	$4.21

Adjusted to remove:
Included in operating income:

Gain on sale of real property - Investments and Other	(1.2)	(1.2)	(0.7)	(0.01)

Included in non-operating income:

Net losses on securities and other investments		41.8	26.3	0.46
Gain on extinguishment of senior convertible debentures		(10.8)	(6.6)	(0.11)
Reduction in income tax related liabilities			(48.2)	(0.84)

Adjusted Non-GAAP income	$345.3	$340.1	$213.7	$3.71

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.